                                                                   EXHIBIT  11.1

                   INTEGRATED PACKAGING ASSEMLBY CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                   FISCAL QUARTER ENDED
                                                                   --------------------
                                                                   MARCH 31,   MARCH 31,
                                                                     1996        1995
                                                                   ---------   ---------
Weighted average common shares outstanding                         6,303           2,111

Common equivalent shares from options, warrants and convertible
  preferred stock (1)                                                  0           2,347

Weighted average common equivalent shares from convertible
  preferred stock calculated using if-converted method             5,242           6,123

Weighted average common stock equivalents calculated by the
  treasury stock method applied to options and warrants              862             705
                                                                  ------          ------
Weighted average common shares and equivalents                    12,407          11,286
                                                                  ======          ======
Net income                                                          $612            $142
                                                                  ======          ======

Net income per share                                               $0.05           $0.01
                                                                  ======          ======


(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares and options issued by the Company during the 12 month period prior to the initial public offering of the Company's common stock have been included as if they were outstanding for all periods presented